Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the previously filed Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117 and 333-188490) on Form S-8 and (No. 333-179574 and 333-200187) on Form S-3 of Lantronix, Inc. of our report dated March 11, 2016, relating to our audit of the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California

March 11, 2016